Exhibit 3.1

LIMITED PARTNERSHIP AGREEMENT
OF
Brookfield Private Equity Fund LP

This Limited Partnership Agreement (the “Agreement”) of Brookfield Private Equity Fund LP (the “Partnership”) dated as of May 21, 2025 (the “Effective Date”), is entered into by and between Brookfield Private Equity Fund GP LLC, a Delaware limited liability company (the “General Partner”), and BPEG Capital Holdings US LLC, a Delaware limited liability company (the “Initial Limited Partner” and, together with the General Partner, the “Partners”) pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §§ 17-101 et seq.), as amended from time to time (the “Act”).

WHEREAS, the Partnership was formed as a limited partnership on May 21, 2025 by the filing of a certificate of limited partnership of the Partnership (the “Certificate of Limited Partnership”) with the Office of the Secretary of State of the State of Delaware and pursuant to an agreement between the Partners to form a limited partnership under the Act; and

WHEREAS, the Partners desire to enter into this agreement of limited partnership to reflect the terms of their entire agreement with respect to the subject matter hereof.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Name. The name of the partnership is Brookfield Private Equity Fund LP, or such other name as the General Partner may from time to time hereafter designate.

2.            Principal Office. The principal place of business and office of the Partnership is c/o Brookfield Asset Management Ltd., 250 Vesey Street, 15th Floor, New York, NY 10281-1023 or such other place or places as the General Partner may from time to time designate.

3.            Registered Agent; Registered Office. The registered agent of the Partnership for service of process in the State of Delaware and the registered office of the Partnership in the State of Delaware shall be that person and location reflected in the Certificate of Limited Partnership. In the event that the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4.            Term. The term of the Partnership commenced on the date of the filing of the Certificate of Limited Partnership and shall continue until cancellation of the Certificate of Limited Partnership in accordance with Section 20(d) of this Agreement.

5.            Purpose; Powers. The Partnership’s purpose is to purchase, hold, dispose of, or otherwise deal with investments in securities and to engage or participate in any other lawful investment or related activities in which limited partnerships formed in the State of Delaware may engage or participate. The Partnership shall have the power and authority to do any and all acts necessary or appropriate to or in furtherance of the purpose of the Partnership, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited partnerships under the laws of the State of Delaware.

6.            Partners. The names and the business, residence or mailing addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner	Initial Limited Partner

Brookfield Private Equity Fund GP LLC	BPEG Capital Holdings US LLC
c/o Brookfield Asset Management Ltd. 250 Vesey Street, 15th Floor New York, NY 10281-1023	c/o Brookfield Corporation 250 Vesey Street, 15th Floor New York, NY 10281-1023

7.             Management.

(a)            The business and affairs of the Partnership shall be managed by the General Partner. The General Partner shall have absolute, exclusive and complete control of the business and affairs of the Partnership, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Partnership, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement, and in general, all powers permitted to be exercised by a general partner under the laws of the State of Delaware. The General Partner may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Partnership or the performance of services for or on behalf of the Partnership, and the General Partner may delegate to any such person or entity such authority to act on behalf of the Partnership as the General Partner may from time to time deem appropriate. Notwithstanding any other provision of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other Partner.

(b)            The Initial Limited Partner shall not participate in the management of the business and affairs of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

8.             Capital Contributions. The General Partner has agreed to contribute $100.00 in cash to the capital of the Partnership and the Initial Limited Partner has agreed to contribute $900.00 in cash to the capital of the Partnership at such time as the General Partner shall determine.

9.            Additional Contributions. No Partner is required to make any additional capital contribution to the Partnership.

10.            Partnership Percentages. The partnership percentages of the Partners in the Partnership (the “Partnership Percentages”) shall be determined by the General Partner and shall be set forth in the records of the Partnership.

11.            Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) shall end on December 31 of each year.

12.            Capital Accounts. The Partnership shall establish and maintain a separate capital account (a “Capital Account”) for each Partner to which (i) there shall be credited the amount of any capital contribution made by such Partner and the amount of net income allocated to such Partner, and (ii) there shall be debited the amount of any distribution made to such Partner and the amount of any net loss allocated to such Partner. The Capital Accounts of the Partners shall be established and maintained in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder.

13.            Allocation of Profits and Losses. The net profits or net losses of the Partnership for each Fiscal Year shall be allocated among the Partners in proportion to their respective Partnership Percentages for such Fiscal Year.

14.            Assignments of Partnership Interest.

(a)            No limited partner, including the Initial Limited Partner, may sell, assign, pledge or otherwise transfer or encumber (collectively, “Transfer”) all or any part of his or her interest in the Partnership, nor shall any Limited Partner have the power to substitute a transferee in his or her place as a substitute Limited Partner, without, in either event, having obtained the prior written consent of the General Partner, which consent may be given or withheld in its sole discretion.

(b)            The General Partner may not Transfer all or any part of its interest in the Partnership, nor shall the General Partner have the power to substitute a transferee in its place as a substitute General Partner, without, in either event, having obtained the consent of a majority in interest of the Limited Partners.

15.            Withdrawal. Except as set forth in the Section 23 of this Agreement, no limited partner, including the Initial Limited Partner, shall have the right to withdraw from the Partnership except with the consent of the General Partner and upon such terms and conditions as may be specifically agreed upon between the General Partner and the withdrawing limited partner. The provisions hereof with respect to distributions upon withdrawal are exclusive and no limited partner shall be entitled to claim any further or different distribution upon withdrawal under Section 17-604 (6 Del. C. § 17-604) of the Act or otherwise. A withdrawing limited partner shall remain liable for its obligations under Section 8 of this Agreement and shall remain a limited partner solely for the purpose of allocating losses relating thereto.

16.            Tax Matters Partner. The General Partner shall be designated as the Partnership’s Tax Matters Partner for purposes of Section 6231(a)(7) of the Code. Except to the extent specifically provided in the Code or the Treasury Regulations, the Tax Matters Partner in its sole discretion will have absolute and exclusive authority to act for and on behalf of the Partnership with respect to tax matters.

17.            Tax Returns. The General Partner shall cause to be prepared and filed on behalf of the Partnership all federal, state and local tax returns required to be filed by the Partnership, including making all elections on such tax returns. The Partnership shall bear the costs of the preparation and filing of its returns.

18.            Distributions.

(a)            Except for liquidating distributions, all distributions to the Partners shall be made at such times and in such amounts as the General Partner shall determine in its sole discretion. All distributions (other than liquidating distributions) shall be made to the Partners in accordance with their respective Partnership Percentages. Liquidating distributions shall be made in accordance with Section 20(b).

(b)            The General Partner may, at any time, in its sole discretion, elect (i) not to distribute to a Limited Partner all or any portion of any cash distribution that would otherwise be made to it but for the Partnership to instead provide such Limited Partner a loan equal in amount to the amount which would otherwise have been distributed to such Limited Partner pursuant to this Agreement (the aggregate amount of any such loans received by such Limited Partner from the Partnership during any one fiscal year are referred to herein as, a “Partner Loan”), (ii) to have the aggregate of all such deferred distributions be made to such Limited Partner on the first day on which chartered banks are open for business in Toronto, Ontario, other than a Saturday or a Sunday (a “Business Day”) following the end of the fiscal year in which such distributions would otherwise have been made pursuant to this Agreement (such deferred distributions, the “Deferred Distributions”), and (iii) to have each Partner Loan be repaid by such Limited Partner in full on the first Business Day following the end of the fiscal year in which such Limited Partner received such Partner Loan through the recontribution to the Partnership of the applicable Deferred Distributions received by such Limited Partner on such Business Day. For purposes of interpreting this Agreement, the amount of any Partner Loan shall be considered in the same manner as a distribution of equal amount. Each Partner Loan will not bear interest, will be without recourse to such Limited Partner, and will be due and payable in full on the first Business Day following the end of the fiscal year during which such Partner Loan was made.

19.            Return of Capital. No Partner has the right to receive, and the General Partner has absolute discretion to make, any distributions to a Partner which include a return of all or any part of such Partner’s capital contribution, provided that upon the dissolution of the Partnership the assets of the Partnership shall be distributed as provided in Section 17-804 (6 Del. C. § 17-804) of the Act.

20.            Dissolution; Liquidation.

(a)            The Partnership shall dissolve, and its affairs wound up upon the first to occur of the following: (i) the decision of the General Partner that the Partnership should be dissolved; (ii) the occurrence of an event that causes the General Partner to cease to be a general partner of the Partnership as provided in Section 17-402 of the Act (6 Del. C. § 17-402), (iii) any other event or circumstance giving rise to the dissolution of the Partnership under Section 17-801 of the Act (6 Del. C. § 17-801), unless the Partnership’s existence is continued pursuant to the Act; and (iv) the entry of decree of judicial dissolution under Section 17-802 of the Act (6 Del. C. § 17-802); provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of the General Partner described in Section 20(b)(ii) hereof if (A) at the time of the occurrence of such event of withdrawal there is at least one remaining general partner of the Partnership that carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (B) within ninety (90) days after the occurrence of such event of withdrawal, all remaining limited partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

(b)            Upon dissolution of the Partnership, a full and general account of all assets and liabilities of the Partnership shall be taken, the affairs of the Partnership shall be wound up and the assets of the partnership shall be applied in the following order or priority:

(i)            first, in discharge of (1) all claims of creditors of the Partnership who are not Partners and (2) all expenses of liquidation;

(ii)           second, to the pro rata payment of all claims of Partners for advances to the Partnership; and

(iii)          finally, any remaining assets shall be distributed to the Partners in accordance with their final Capital Account balances.

(c)            During the period of the winding up of the affairs of the Partnership, the business of the Partnership and the rights and obligations of the Partners shall continue to be governed by this Agreement.

(d)            Upon the completion of the winding up of the Partnership, the General Partner, or in the absence of a general partner, any Partner, shall file a certificate of cancellation of the Certificate of Limited Partnership (the “Certificate of Cancellation”) with the Office of the Secretary of State of the State of Delaware in accordance with Section § 17-203 of the Act (6 Del. C. § 17-203).

21.            Limited Liability. The Initial Limited Partner’s liability for the Partnership’s debts and obligations shall be limited to its capital contribution.

22.            Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner and its partners, officers, directors, agents and employees (each an “Indemnified Person”) against any and all costs, losses, damages, liabilities, including legal fees and other expenses suffered or sustained by it by reason of (i) any act or omission arising out of or in connection with the Partnership or this Agreement, or (ii) any and all claims, demands, actions, suits or proceedings (civil, criminal, administrative or investigative), actual or threatened, in which such Indemnified Person may be involved, as a party or otherwise, arising out or in connection with such Indemnified Person’s service to or on behalf or, or management of the affairs or assets of, the Partnership, or which relate to the Partnership, provided that the Indemnified Person’s acts, omissions or alleged acts or omissions were not made in bad faith or did not constitute gross negligence, willful misconduct or fraud and any such amount shall be paid by the Partnership to the extent assets are available, but the Initial Limited Partner shall not have any personal liability to the General Partner on account of such loss, damage or expense.

23.            Amendments; Additional Partners. This Agreement may be amended pursuant to a written agreement between the General Partner and the Initial Limited Partner, provided that upon the admission of the first limited partner to the Partnership (other than the Initial Limited Partner) and the execution of an amended form of this Agreement (the “Amended Agreement”) by such first limited partner (other than the Initial Limited Partner): (i) the Initial Limited Partner shall withdraw from the Partnership and (ii) this Agreement shall be deemed amended and restated and shall be deemed to contain the terms of the Amended Agreement.

24.            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to the General Partner:	If to the Initial Limited Partner:

Brookfield Private Equity Fund GP LLC	BPEG Capital Holdings US LLC
c/o Brookfield Asset Management Ltd. 250 Vesey Street, 15th Floor New York, NY 10281-1023	c/o Brookfield Corporation 250 Vesey Street, 15th Floor New York, NY 10281-1023

25.            Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

26.            Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

27.            Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

28.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

29.            Entire Agreement. This Agreement, together with the Certificate of Limited Partnership, constitutes the entire agreement of the Partners with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL PARTNER: Brookfield Private Equity Fund GP LLC By: Brookfield Private Equity Fund Officer GP LLC, its sole member		INITIAL LIMITED PARTNER: BPEG Capital Holdings US LLC
By:	/s/ Adam Sachs	By:	/s/ Kristen Haase
	Name: Adam Sachs Title: Chief Compliance Officer		Name: Kristen Haase Title: Managing Partner and Secretary